Exhibit 99.1

AeroGrow Reports First Quarter Financial Results

•	Quarterly revenues increase 7% over prior year to $6.7 million

Boulder, CO – August 07, 2008 -- AeroGrow International, Inc. (NASDAQ:AERO - News) ("AeroGrow" or the "Company"), makers of the AeroGarden® line of indoor gardening products, announced results for the quarter ended June 30, 2008.

For the quarter ended June 30, 2008, AeroGrow reported revenues of approximately $6.7 million, an increase of 7% over the $6.3 million reported for the prior year's quarter ended June 30, 2007.  For the quarter ended June 30, 2008, AeroGrow reported a net loss of $2.8 million or $0.23 per share as compared to a net loss of $2.0 million for the quarter ended June 30, 2007.

“As expected, our revenue growth slowed due to summer seasonality and a reduction in wholesale orders as retailers sold through existing inventory in preparation for the fall rollout of our new and expanded product lines,” said Jerry Perkins, CEO of AeroGrow.  “Our net loss was also in line with our expectations, and up from last year due to increased G&A supporting a far larger annual sales base.  As we head into the fall quarter, we’re running all factories at full capacity to support our rollout into thousands of new retail storefronts in the next few months.  Also noteworthy is the 174% increase in our revenues from seed kits and accessories year over year as we achieve increased levels of repeat sales from customers adopting the AeroGarden as an ongoing part of their lives.”

The following table sets forth, as a percentage of sales, our quarterly financial results for the three months ended June 30, 2008, and the three months ended June 30, 2007:

	Three months ended June 30,
	2008	2007
Revenue
Product sales - retail	39.3%	65.8%
Product sales - direct to consumer	49.7%	34.2%
Product sales - international	11.0%	0.0%
Total sales	100.0%	100.0%

Operating expenses
Cost of revenue	54.9%	56.9%
Research and development	10.8%	8.3%
Sales and marketing	51.3%	46.5%
General and administrative	22.6%	20.0%
Total operating expenses	139.6%	131.7%

Other (income) expense, net	2.3%	0.5%

Loss from operations	-41.9%	-32.2%

Earnings Conference Call

AeroGrow will host a conference call today, Thursday, August 7, 2008, to review operational results for the quarter ended June 30, 2008.

The conference call is scheduled for 12:00 PM ET. To participate in the call, please dial:

U.S. and Canada:	1 (888) 241-0558
International:	1 (647) 427-3417

A replay of the call will be available within 12 hours of completion. You will be able to access it for the following 30 days through the AeroGrow website at www.aerogrow.com/investors or by phone until September 7, 2008. To access the replay by phone, please dial:

U.S. and Canada:	1 (800) 695-1018
International:	1 (402) 220-7753
Conference ID:	58135575

About AeroGrow International, Inc.

Founded in 2002 in Boulder, Colorado, AeroGrow International, Inc. is dedicated to the research, development and marketing of the AeroGarden® line of indoor gardening products. AeroGardens feature dirt-free, aeroponic technology, allowing anyone to grow farmer's market fresh herbs, salad greens, tomatoes, chili peppers, flowers and more, indoors, year-round, so simply and easily that no green thumb is required. See www.aerogrow.com.

CONTACTS:

Corporate	Investor
John Thompson	Budd Zuckerman
AeroGrow International, Inc	Genesis Select Corporation
(303) 444-7755	(303) 415-0200
john@aerogrow.com	bzuckerman@genesisselect.com

FORWARD-LOOKING STATEMENTS
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements by Jerry Perkins, and/or the Company, statements regarding growth of the AeroGarden product line, optimism related to the business, expanding sales and other statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about the Company's business. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict. Actual results could vary materially from the description contained herein due to many factors including continued market acceptance of the Company's products or the need to raise additional capital. In addition, actual results could vary materially based on changes or slower growth in the kitchen garden appliance market; the potential inability to realize expected benefits and synergies; domestic and international business and economic conditions; changes in customer demand or ordering patterns; changes in the competitive environment including pricing pressures or technological changes; technological advances; shortages of manufacturing capacity; future production variables impacting excess inventory and other risk factors listed from time to time in the Company's Securities and Exchange Commission (SEC) filings under "risk factors" and elsewhere. The forward-looking statements contained in this press release speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.

CONDENSED STATEMENT OF OPERATIONS
	Three months ended June 30,
	2008	2007
Revenue
Product sales	$6,720,081	$6,278,685

Operating expenses
Cost of revenue	$3,686,823	3,575,276
Research and development	725,415	521,819
Sales and marketing	3,449,883	2,920,987
General and administrative	1,518,712	1,255,008
Total operating expenses	9,380,833	8,273,090

Loss from operations	(2,660,752)	(1,994,405)

Other (income) expense, net
Interest (income)	(1,050)	(37,859)
Interest expense	157,647	66,184
Loss on modification of debt	-	-
Registration rights penalty	-	-
Total other (income) expense, net	156,597	28,325

Net loss	$(2,817,349)	$(2,022,730)

Net loss per share, basic and diluted	$(0.23)	$(0.18)

Weighted average number of common
shares outstanding, basic and diluted	12,100,387	11,085,389

CONDENSED BALANCE SHEETS
June 30,
2008
ASSETS
Current assets
Cash	$344,981
Restricted cash	473,275
Accounts receivable, net	2,419,351
Other receivable	323,451
Inventory	4,951,647
Prepaid expenses and other	730,137
Total current assets	9,242,842
Property and equipment, net	1,820,669
Other assets
Intangible assets, net	132,910
Deposits	101,164
234,074
Total Assets	$11,297,585

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion - long term debt	$1,733,502
Due to factor	-
Accounts payable	4,275,844
Accrued expenses	2,145,248
Customer deposits	244,857
Deferred rent	35,327
Total current liabilities	8,434,778
Long term debt	1,214,507
Stockholders' equity
Preferred stock	-
Common stock	12,100
Additional paid-in capital	44,081,632
Accumulated (deficit)	(42,445,432)
Total Stockholders' Equity	1,648,300

Total Liabilities and Stockholders' Equity	$11,297,585

SALES BY CHANNEL (Unaudited)
	Three months ended June 30,
	2008	2007
Product Revenues
Product sales- retail	$2,642,575	$4,129,853
Product sales- direct to consumer	3,339,410	2,148,832
Product sales- international	738,096	-
Total sales	6,720,081	6,278,685

Product Revenues
Product sales- retail	39.3%	65.8%
Product sales- direct to consumer	49.7%	34.2%
Product sales- international	11.0%	0.0%
Total sales	100.0%	100.0%

SALES BY PRODUCT CATEGORY (Unaudited)
	Three months ended June 30,
	2008	2007
Product Revenues
AeroGardens	$4,983,416	$5,643,885
Seed kit and accessories	1,736,665	634,800
Total sales	6,720,081	6,278,685

Product Revenues
AeroGardens	74.2%	89.9%
Seed kit and accessories	25.8%	10.1%
Total sales	100.0%	100.0%